Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment
No. 21 to the Registration Statement on Form N-1A (File No. 33-31809) of our reports dated December 14, 2004, relating to the financial statements and financial highlights which appear in the October 31, 2004 Annual Reports to Shareholders of Dreyfus S&P
500 Index Fund, Dreyfus Smallcap Stock Index Fund and Dreyfus International Stock
Index Fund, respectively, which are also incorporated by reference into the Registration
Statement. We also consent to the references to us under the headings "Financial
Highlights" in the prospectus and “Counsel and Independent Registered Public
Accounting Firm" in the statement of additional information.

PricewaterhouseCoopers LLP

New York, New York
February 14, 2005